WRITTEN CONSENT OF
THE DIRECTORS OF
VIROPRO, INC.

The undersigned, being directors of Viropro, Inc., a Nevada corporation (the "Corporation"), hereby approves, consents to, and adopts each of the following resolutions:

RESOLVED that it is advisable that the Corporation's Certificate of Incorporation be amended (the "Proposed Amendment") to increase the authorized capital of the Corporation to 100,000,000 shares of common stock, as provided for in the Certificate of Amendment setting out the Proposed Amendment.

RESOLVED that Certificate of Amendment setting out the Proposed Amendment shall be submitted to the shareholders of the Corporation for their approval, which approval may be obtained through the written consent of a majority of the outstanding shares, in the manner provided by law.

RESOLVED that any director or officer of the Corporation, acting alone, is authorized, directed, and empowered to execute, certify, and deliver the Certificate of Amendment of the Certificate of Incorporation and all such further certificates, instruments, and documents, in the name and on behalf of the Corporation, and to take all such further actions as in his or her discretion they consider necessary, proper, convenient, or desirable in order fully to effectuate the purposes and intent of the foregoing resolution.

Dated: August 29, 2006

Jean-Marie Dupuy	Prosper Azoulay	Claude Griscelli